UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Oclaro, Inc.
(Name of Registrant as Specified In Its Charter)

n/a
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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To the Stockholders of Oclaro, Inc.:

On September 21, 2015, Oclaro, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) its proxy statement describing the matters to be voted upon at the Company’s 2015 annual meeting of stockholders to be held on Tuesday, November 10, 2015, at 8:00 a.m., local time, at its corporate headquarters, 2560 Junction Avenue, San Jose, California, including any postponements or adjournments thereof. The purpose of this statement is to notify you of a clarifying change the Company made to the preliminary proxy statement it filed with the SEC on September 10, 2015 (the “Preliminary Proxy”). The following language was added to the beginning of the second paragraph following the heading “Other Named Executive Officers” on page 30 of the Preliminary Proxy: “However, instead of receiving the payments and benefits set forth in the preceding paragraph, if”.

As revised, the second paragraph reads “However, instead of receiving the payments and benefits set forth in the preceding paragraph, if the employment of an executive officer is terminated without “cause” (and not due to Disability), upon his or her death, or the executive officer leaves for “good reason” within 12 months following, or 30 days before, a “change in control” of the Company, and only if such termination constitutes a separation from service, the executive officer will be eligible to receive the following payments and benefits, in addition to accrued benefits:”